Exhibit 99.1

Unigene Announces Financial Results for Third Quarter 2010 and Highlights the Momentum of Its New Corporate Strategy – Operational Progress via the Launch of Two Focused Business Units: Unigene Therapeutics and Unigene Biotechnologies

BOONTON, N.J., November 9, 2010 -- Unigene Laboratories, Inc. (OTCBB: UGNE) today announced financial results for the third quarter, 2010 and highlighted progress with the Company’s recent establishment of two specialized strategic business units – Unigene Therapeutics and Unigene Biotechnologies.

Ashleigh Palmer, Unigene’s Chief Executive Officer stated, “Mid-way through the quarter we created two distinct and highly focused business units: Unigene Therapeutics and Unigene Biotechnologies to facilitate the execution of our strategic priorities.”  Palmer continued, “Our aggressive three step strategy has been clearly defined and we are committed to its execution.  We will focus on increasing our runway in the near-term by prudent cash conservancy and incremental revenue generation; as resources permit, retiring debt and selectively investing in the advancement of existing core development programs; and maximizing shareholder value by exploiting the full potential of the Company’s “Peptelligence™” technology platform.”

Highlights:
•	Created robust strategic plan with two highly focused business units: Unigene Therapeutics and Unigene Biotechnologies;
•	Decreased total operating expenses by over $2.5 million for the third quarter ended September 30, 2010;
•	Generated over $1 million in revenue for the nine months ended September 30, 2010 by providing “Peptelligence™” services and know-how to other companies;
•
Enhanced leadership team with two key appointments adding significant expertise, business acumen and proven results: Mr. Alex Martin - VP, Business Development and Commercial Operations; Mr. Greg Mayes - General Counsel and VP, Corporate Development;

•	Appointed seasoned pharmaceutical industry leader, Mr. Joel Tune to the Board of Directors; and
•	Identified opportunities to conserve cash and dispose of non-core assets to potentially bring in additional funding to the Company.

Third Quarter 2010 Financial Summary

Unigene reported a net loss of $4,384,000, or $.05 per share, for the three months ended September 30, 2010 compared to a net loss of $5,834,000, or $.06 per share, for the three months ended September 30, 2009.  Cash at September 30, 2010 was $8,431,000, an increase of approximately $3,537,000 from December 31, 2009.

Unigene announced today that subsequent to quarter end, four of the Company’s development program applications were awarded Qualified Therapeutic Discovery Project grants totaling approximately $970,000 by the IRS, in conjunction with the Department of Health and Human Services.

Unigene Therapeutics Update

Unigene Therapeutics constitutes the Company’s own pipeline of novel, proprietary peptide development programs focused on metabolic disease and inflammation.  Unigene Therapeutics is concentrating its peptide development expertise on advancing the Company’s oral parathyroid hormone (PTH) program through Phase 2 clinical testing and completing the preclinical development of lead compounds in the Company’s novel satiety program.

A year ago, Unigene licensed its late-stage oral calcitonin formulation to Tarsa Therapeutics; a venture backed company founded to conduct Phase 3 clinical testing and prepare oral calcitonin for commercialization.  Unigene owns a 25% stake in Tarsa. During the third quarter, Tarsa announced it had completed patient enrollment for its multinational, randomized, double-blind, placebo-controlled Phase 3 ORACAL trial in postmenopausal women with osteoporosis and that an independent Data Monitoring Committee had conducted two separate safety reviews of patient data and recommended the trial proceed as planned.  This one year study is on schedule to be completed by the end of the first quarter of 2011 and Tarsa anticipates making a New Drug Application (NDA) submission late next year.

Additionally, Unigene’s satiety program remains a priority and continues in advanced pre-clinical development.  However, the Company’s Annexin 1 analog and Site Directed Bone Growth (SDBG) programs have been put on hold to conserve cash in the near term.  The Company is currently evaluating strategic opportunities with its SDBG program, including out-licensing or divesting this asset to maximize value.

Unigene Biotechnologies Update

Unigene Biotechnologies was created to exploit the potential of the Company’s “Peptelligence™” technology platform by providing proprietary solutions to the oral drug delivery and commercial scale manufacturing problems of therapeutic peptides under development at other companies.  Already, in the nine months ending September 2010, Unigene has realized over a million dollars in revenue generated solely by providing “Peptelligence™” services, expertise and know-how to existing and prospective partners; one half of this revenue was generated in the third quarter alone.

Ashleigh Palmer said, “The creation of the Biotechnologies business unit substantially increases Unigene’s optionality going forward.”  Palmer continued, “Unigene is now successfully applying its “Peptelligence™” technology to a wide range of development-stage therapeutic peptides.  We will proactively continue to take more shots on goal, which is critical in the biopharma development business, to ensure more chances of success.  We are pleased to have the leadership and expertise in place to continue to be at the forefront of creating tailored solutions for our current partners and are committed to exploit our tremendous capabilities to ensure we become the partner of choice for peptide oral drug delivery and commercial scale manufacturing moving forward.”

The success of Unigene Biotechnologies will be substantially enhanced by the leadership of Unigene’s recently appointed Vice President of Business Development and Commercial Operations, Mr. Alex Martin.  Mr. Martin brings to Unigene over 20 years of commercial experience in the biopharma industry, both at large pharmaceutical companies, including Novartis and SmithKline Beecham, as well as several successful venture start-ups.  In September, Unigene announced that Mr. Joel Tune had joined the Company’s Board of Directors.  Mr. Tune has an exceptional track record of growing businesses and running commercial operations in the pharmaceutical and biotechnology industries, including previously serving as Vice President and General Manager, Global Drug Delivery at Baxter International.  Unigene also announced last month the recruitment of Mr. Greg Mayes as General Counsel and Vice President of Corporate Development to help reduce the high costs associated with the Company’s use of external legal counsel and increase its transactional capabilities.  Most recently, Mr. Mayes was Vice President, General Counsel and Chief Compliance Officer at ImClone, a wholly owned subsidiary of Eli Lilly, and prior to that he was Senior Counsel at AstraZeneca.

“Our ability to attract seasoned industry executives of the caliber of Messrs. Martin, Tune and Mayes strongly validates the Company’s new management team and corporate strategy,” commented Palmer.”

Palmer further emphasized, “We believe we will fulfill the enormous unmet potential of Unigene’s “Peptelligence™” technology platform.  However, we must also continue to increase the Company’s cash runway to ensure survival in the short term.  We are accomplishing this via a number of initiatives to conserve cash and subsidize overhead.  In particular, we have identified non-core assets and are in the process of winding down Unigene’s manufacturing joint venture in China, which has historically consumed precious cash and management time.  These resources will be put to better use building our core business here at home.  We are also exploring the potential sale and lease-back of the Company’s NJ-based research facilities, which we anticipate could generate up to a million dollars in net revenue during 2011.”

Additional Financial Results & Notes

Revenue for the three months ended September 30, 2010 was $2,856,000, compared to $2,732,000 for the three months ended September 30, 2009.  Revenue for both periods primarily consisted of Fortical sales and royalties which have declined since the launch of competitive products in December 2008. Fortical sales were $1,287,000 for the three months ended September 30, 2010, compared to $1,272,000 for the three months ended September 30, 2009.  Fortical sales fluctuate each quarter based upon Upsher-Smith Laboratories’ ordering schedule.  Fortical royalties were $744,000 for the three months ended September 30, 2010, compared to $1,126,000 for the three months ended September 30, 2009.  Fortical royalties fluctuate each quarter based upon the timing, pricing and volume of USL’s shipments to its customers.  Data from IMS indicate that as of August 2010, Fortical® held a 39% share of U.S. nasal calcitonin prescriptions.

Revenue for the nine months ended September 30, 2010 was $8,417,000, compared to $10,220,000 for the nine months ended September 30, 2009.  Fortical sales were $3,963,000 for the nine months ended September 30, 2010, compared to $5,311,000 for the nine months ended September 30, 2009.  Fortical royalties were $2,429,000 for the nine months ended September 30, 2010, compared to $3,529,000 for the nine months ended September 30, 2009.  Other revenue for the nine months ended September 30, 2010 was $1,087,000 compared to $439,000 for the nine months ended September 30, 2009.

Total operating expenses were $4,690,000 for the three months ended September 30, 2010, a decrease of $2,641,000 from $7,331,000 for the three months ended September 30, 2009. Total operating expenses, including an accrual of $1,120,000 for future estimated severance payments, as well as a non-cash inventory reserve change of $576,000, were $16,054,000 ($14,934,000 before severance accrual) for the nine months ended September 30, 2010, a decrease of $3,366,000 from $19,420,000 for the nine months ended September 30, 2009.  Based upon our current level of revenue and expenses, we believe our current cash should be sufficient to support our current operations for approximately one year.

Net loss for the nine months ended September 30, 2010 was $23,974,000, or $.26 per share, compared to a net loss of $12,569,000, or $.14 per share, for the nine months ended September 30, 2009.  Non-cash expenses included in the net loss for the nine months ended September 30, 2010 include $8,125,000 in loss on change in fair value of embedded conversion feature, $2,008,000 in non-cash interest expense, $576,000 in inventory reserve provision and $1,400,000 in non-cash equity compensation and depreciation and amortization expense.

Conference Call and Webcast Instructions

Unigene will host a conference call and webcast tomorrow morning, Wednesday, November 10, at 9:00 AM EST, to discuss its third quarter 2010 financial results and to provide a Company update.  The Company invites all those interested in hearing management’s discussion to join the call by dialing 877-407-8035 for participants in the United States and 201-689-8035 for international participants. A replay will be available for seven days after the call and can be accessed by dialing 877-660-6853 for participants in the United States and 201-612-7415 for international participants.

UNIGENE LABORATORIES, INC.
CONDENSED BALANCE SHEETS

	September 30, 2010 (Unaudited)	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$8,430,907	$4,894,210
Accounts receivable	2,217,156	2,221,098
Inventory, net	1,912,090	1,933,012
Prepaid expenses and other current assets	362,796	182,817

Total current assets	12,922,949	9,231,137

Noncurrent inventory	3,020,329	4,989,668
Property, plant and equipment, net	3,290,985	3,679,561
Patents and other intangibles, net	2,749,801	2,467,111
Investment in China joint venture	3,184,032	3,060,151
Investment in Tarsa	--	--
Deferred financing costs, net	201,998	279,892
Other assets	296,692	247,421

Total assets	$25,666,786	$23,954,941

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$945,238	$1,144,396
Accrued expenses	2,290,482	2,106,719
Notes payable – Levys	750,000	2,360,628
Accrued interest	--	1,533,360
Current portion - deferred licensing fees	1,351,156	1,326,606
Due to China joint venture partner, net of	1,200,000	2,010,429
discount of $0 in 2010 and $64,571 in 2009
Total current liabilities	6,536,876	10,482,138

Note payable–Victory Park, net of discount of $8,025,844	24,974,156	18,180,203
in 2010 and $1,357,003 in 2009
Notes payable – Levys, excluding current portion	13,987,518	13,376,889
Accrued interest –to Levys and Victory Park	7,574,785	2,189,242
Accrued expenses, excluding current portion	463,136	277,908
Deferred licensing fees, excluding current portion	8,514,730	9,452,809
Deferred compensation	450,570	437,413

Total liabilities	62,501,771	54,396,602

Commitments and contingencies
Stockholders’ deficit:
Common Stock - par value $.01 per share,
authorized 275,000,000 shares in 2010 and 135,000,000
shares in 2009,
issued 92,325,597 shares in 2010 and 91,730,117
shares in 2009	923,256	917,301
Additional paid-in capital	128,927,859	111,352,807
Accumulated deficit	(166,685,833)	(142,711,769)
Treasury Stock – at cost (17,450 shares in 2010)	(267)	--

Total stockholders’ deficit	(36,834,985)	(30,441,661)

Total liabilities and stockholders’ deficit	$25,666,786	$23,954,941

See notes to condensed financial statements.

UNIGENE LABORATORIES, INC.
       CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Revenue:
Product sales	$1,287,422	$1,272,137	$3,962,987	$5,311,291
Royalties	744,292	1,125,579	2,429,159	3,529,252
Licensing revenue	312,690	312,689	938,070	940,569
Development fees and other	511,985	21,359	1,086,988	438,654

	2,856,389	2,731,764	8,417,204	10,219,766

Operating expenses:
Research and development	1,589,136	4,355,572	4,954,572	9,413,388
Cost of goods sold	814,958	478,565	1,890,267	1,945,500
General and administrative	1,512,389	2,043,925	5,174,104	6,966,747
Unallocated facility expenses	773,994	453,146	2,338,574	1,094,304
Inventory reserve	--	--	576,021	--
Severance expense	--	--	1,120,000	--
	4,690,477	7,331,208	16,053,538	19,419,939
Operating loss	(1,834,088)	(4,599,444)	(7,636,334)	(9,200,173)

Other income (expense):
Gain (loss) on change in fair value of embedded conversion feature	--	--	(8,125,000)	--
Debt issuance cost	--	--	(2,007,534)	--
Interest and other income	31,551	29,707	51,123	106,054
Interest expense	(2,621,071)	(1,298,479)	(6,739,557)	(3,525,585)
Loss from investment in joint venture	(26,125)	(31,938)	(74,647)	(148,224)
Gain on technology transfer to joint venture	66,176	66,176	198,528	198,527
Loss before income taxes	(4,383,557)	(5,833,978)	(24,333,421)	(12,569,401)
Income tax benefit from sale of state tax benefit	--	--	359,357	--

Net loss	$(4,383,557)	$(5,833,978)	$(23,974,064)	$(12,569,401)

Loss per share – basic and diluted:
Net loss per share	$(0.05)	$(0.06)	$(0.26)	$(0.14)

Weighted average number of shares outstanding -
basic and diluted	92,085,584	90,739,056	91,895,038	90,394,969

About Unigene

Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence encompasses extensive intellectual property covering delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence assets include proprietary oral and nasal peptide delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies. Unigene’s technologies have extensive clinical and partner validation. The Company’s first product to market, Fortical®, a nasal calcitonin product, received FDA approval in 2005 and is marketed in the U.S. by Upsher-Smith for the treatment of postmenopausal osteoporosis. Pivotal clinical programs include an oral calcitonin licensed to Tarsa Therapeutics, now in Phase 3 clinical testing for the treatment of osteoporosis. Other validating relationships include an oral parathyroid hormone entering Phase 2 clinical testing and licensed to GlaxoSmithKline. In addition, Unigene has a manufacturing license agreement with Novartis, which recently completed a Phase 3 study of oral calcitonin for the treatment of osteoarthritis of the knee and is completing two additional Phase 3 studies of oral calcitonin for the treatment of osteoporosis and osteoarthritis.
For more information about Unigene, please visit http://www.unigene.com .
For information about Fortical, please visit http://www.fortical.com .

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including with respect to clinical studies of one of our licensees. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.